UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2019

Green Brick Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33530	20-5952523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2805 Dallas Parkway, Suite 400 Plano, Texas	75093
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (469) 573-6755

(Former name or former address, if changed since last report)
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share Preferred Stock Purchase Rights	GRBK	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2019, Green Brick Partners, Inc., a Delaware corporation (the “Company”), in connection with the expiration of his prior employment agreement, the Company entered into a new employment agreement (the “Employment Agreement”) with James R. Brickman, the Company’s chief executive officer, to be effective as of October 27, 2019. The term of the Employment Agreement is 5 years, subject to further extensions thereafter, and the terms of the Employment Agreement are largely consistent with the expired agreement, with the exception that a change of control payment provision was added as summarized below. The Employment Agreement increases Mr. Brickman’s annual base salary to $1,500,000 as of November 1, 2019. He is also eligible to receive an annual bonus for the fiscal year ending December 31, 2019 and each subsequent year covered by the Employment Agreement. For the fiscal year ending December 31, 2019, the annual bonus will have a target award equal to 133% of his base salary for November and December, plus 100% of his base salary for the first 10 months of the year as provided by his prior employment agreement. Payment of this bonus is contingent upon the achievement of performance goals established by the board of directors of the Company (the “Board”) and assessed solely at the discretion of the Board. The bonus may be payable partially in cash and partially in equity, as determined by the Board. Mr. Brickman’s target bonus will remain at 133.3% of his base salary for 2020, and increases to 180% of base salary for 2021, 206.7% of base salary for 2022, 220% of base salary for 2023 and 233% of base salary for 2024. However, if the Employment Agreement is not renewed at the end of the employment period, Mr. Brickman will be entitled to a prorated bonus for 2024 based on the actual performance results for that year. The annual bonus may be payable partially in cash and partially in equity, as determined by the Board.

In the event that Mr. Brickman’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), other than due to death or Disability (as defined in the Employment Agreement), or Mr. Brickman resigns for Good Reason (as defined in the Employment Agreement), subject to Mr. Brickman’s execution of a release of claims in a form reasonably determined by the Company and compliance with the material terms of the Employment Agreement or any other agreement between the Company and Mr. Brickman, the Company will provide Mr. Brickman with severance in an amount equal to two times the sum of his base salary and his target bonus for the year of termination. However, if Mr. Brickman’s employment is terminated by the Company without Cause or by Mr. Brickman for Good Reason within two years following a Change in Control (as defined in the Employment Agreement), his severance amount will be three times the sum of his base salary and his target bonus for the year of termination. The Employment Agreement provides for a “best net” approach in the event that severance and other payments and benefits in connection with a Change in Control result in “excess parachute payments” under Internal Revenue Code Section 280G. Under a “best net” approach, Mr. Brickman’s payments and benefits will be reduced to avoid triggering excise tax if the reduction would result in a greater after-tax amount for Mr. Brickman compared to the amount he would receive net of the excise tax if no reduction were made. Mr. Brickman will not be entitled to severance upon the expiration of the term of employment. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Brickman is subject to (1) a 12-month post-termination non-competition covenant relating to competitors of the Company, (2) a 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (3) perpetual confidentiality and non-disparagement covenants.

The preceding description of the Employment Agreement is qualified in its entirety by reference to the full text of such Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated as of July 22, 2019, between the Company and James R. Brickman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BRICK PARTNERS, INC.

	By:	/s/ Richard A. Costello
	Name:	Richard A. Costello
	Title:	Chief Financial Officer

Date: July 26, 2019